Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Fiscal 2017 Earnings; Positioned for Strong Future Growth
Ankeny, IA, June 5, 2017 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $0.76 for the fourth quarter of its fiscal year ending April 30, 2017 compared to $1.19 for the same period a year ago. For the year, diluted earnings per share were $4.48 versus $5.73 for the same period last year. "Despite a challenging operating environment, fiscal 2017 marked the 16th consecutive year of positive same-store sales growth in both the grocery and other merchandise and prepared food and fountain categories," said Terry Handley, President and CEO. "We also recently opened our first store in the state of Ohio, and now have 116 sites under agreement for new store construction. We are optimistic about our growth opportunities."
Fuel - The Company’s annual goal for fiscal 2017 was to increase same-store gallons sold 2.0% with an average margin of 18.4 cents per gallon. For the year, same-store gallons sold were up 2.1% with an average margin of 18.4 cents per gallon. "Fiscal 2017 same-store gallons sold and fuel margin were in line with our annual goals," stated Handley. For the quarter, same-store gallons decreased 0.5% with an average margin of 17.2 cents per gallon. The Company sold 15.5 million renewable fuel credits for $7.1 million in the fourth quarter. For fiscal 2017, total gallons sold were up 5.6% to 2.1 billion. Gross profit dollars for the year were down slightly to $378.3 million, primarily due to a 1.2 cents per gallon lower fuel margin partially offset by an increase in gallons sold.
Grocery and Other Merchandise - Casey’s annual goal was to increase same-store sales 6.2% with an average margin of 32.0%. For the year, same-store sales were up 2.9% with an average margin of 31.5%. "In spite of the pressures experienced by many in the industry, we continue to be a leader in same-store sales growth in this category," said Handley. For the fourth quarter, same-store sales were up 1.5% with an average margin of 31.1%. For the year, total sales were up 5.7% to $2.1 billion and gross profit dollars increased 4.4% to $657.2 million.
Prepared Food and Fountain - Casey’s annual goal was to increase same-store sales 10.2% with an average margin of 62.5%. For the year, same-store sales were up 4.8% with an average margin of 62.3%. "Fiscal 2017 proved to be a challenging environment for the broader food service industry; however, we are encouraged about the future of this category as we continue to enhance digital engagement with our customers, roll out operational growth programs to more stores, and have locked in favorable cheese costs through December of 2017," stated Handley. For the fourth quarter, same-store sales were up 3.2% with an average margin of 61.7%. For fiscal 2017, total sales increased 8.3% to $953.4 million, and gross profit dollars rose 7.9% at $594.0 million.
Operating Expenses - For the fiscal year, operating expenses increased 11.2% to $1.2 billion. For the fourth quarter, operating expenses were up 11.4%. “Both the year-to-date and fourth quarter increases were primarily attributable to increases in employee-related costs from operating more stores compared to the same periods a year ago, along with the various growth programs impacting our existing stores,” said Handley. In addition, credit card fees and fuel expense combined were up $4.2 million for the quarter due to a 22.3% increase in retail fuel prices from the same time period a year ago.
Expansion - The Company’s annual goal for fiscal 2017 was to build or acquire 77 to 116 stores, replace 35 existing locations, and complete 100 major remodels. For the fiscal year, the Company built and opened 48 new stores, acquired 22 stores, completed 21 replacements, and remodeled 103 stores. As of April 30, 2017, there were

27 new stores, 21 replacement stores, and 11 major remodel stores under construction. Finally, at fiscal year end, the Company had 116 sites under agreement for new store construction and five acquisition stores under agreement to purchase. "Our new store construction activity continues to gain momentum," stated Handley. "The growing pipeline of sites under agreement has the Company well positioned for significant increase in organic growth. The Company will continue to review acquisitions that are a strategic fit."
Share Repurchase Program - From its inception on March 9, 2017, through the end of the fourth quarter of fiscal 2017, the Company repurchased 443,800 shares of its common stock under its open market share repurchase program for approximately $49.4 million, or an average price of $111.25 per share. As of April 30, 2017, the Company had a total remaining authorized amount for share repurchases of $250.6 million.
Fiscal 2018 Guidance - The corporate performance guidance for fiscal 2018 is as follows:

•	Increase same-store fuel gallons sold 1.0% to 2.0% with average margin of 18.0 to 20.0 cents per gallon

•	Increase same-store grocery and other merchandise sales 2.0% to 4.0% with average margin of 31.0% to 32.0%

•	Increase same-store prepared food and fountain sales 5.0% to 7.0% with average margin of 61.5% to 62.5%

•	Operating expenses expected to increase 9.0% to 11.0%

•	Depreciation and amortization expected to increase 13.0% to 15.0%

•	Build or acquire 80 to 120 stores, replace 30 existing locations, and complete 75 major remodels

Dividend - For the last 17 years, the Company has increased its annual dividend to shareholders. At its June meeting, the Board of Directors increased the quarterly dividend to $.26 per share. The dividend is payable August 15th to shareholders of record on August 1st, 2017.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2017	2016	2017	2016
Total revenue	$1,846,460	1,582,954	$7,506,587	7,122,086
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,448,241	1,194,734	5,825,426	5,508,465
Gross profit	398,219	388,220	1,681,161	1,613,621
Operating expenses	292,590	262,620	1,172,328	1,053,805
Depreciation and amortization	51,947	45,909	197,629	170,937
Interest, net	10,362	9,948	41,536	40,173
Income before income taxes	43,320	69,743	269,668	348,706
Federal and state income taxes	13,242	22,699	92,183	122,724
Net income	$30,078	47,044	$177,485	225,982
Net income per common share
Basic	$0.77	1.20	$4.54	5.79
Diluted	$0.76	1.19	$4.48	5.73
Basic weighted average shares	38,985,738	39,053,737	39,124,665	39,016,299
Plus effect of stock compensation	450,073	408,585	454,333	405,900
Diluted weighted average shares	39,435,811	39,462,322	39,578,998	39,422,199

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2017	April 30, 2016
Assets
Current assets
Cash and cash equivalents	$76,717	$75,775
Receivables	43,244	27,701
Inventories	201,644	204,988
Prepaid expenses	9,179	3,008
Income tax receivable	19,901	14,413
Total current assets	350,685	325,885
Other assets, net of amortization	23,453	19,222
Goodwill	132,806	128,566
Property and equipment, net of accumulated depreciation	2,513,158	2,252,475
Total assets	$3,020,102	$2,726,148
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$900	$—
Current maturities of long-term debt	15,421	15,375
Accounts payable	293,903	241,207
Accrued expenses	136,322	130,989
Total current liabilities	446,546	387,571
Long-term debt, net of current maturities	907,356	822,869
Deferred income taxes	440,124	394,934
Deferred compensation	15,784	17,813
Other long-term liabilities	19,672	19,498
Total liabilities	1,829,482	1,642,685
Total shareholders’ equity	1,190,620	1,083,463
Total liabilities and shareholders’ equity	$3,020,102	$2,726,148
Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Category (Amounts in thousands)
Three months ended 4/30/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,099,743	$500,068	$233,150	$13,499	$1,846,460
Gross profit	$85,592	$155,374	$143,774	$13,479	$398,219
Margin	7.8%	31.1%	61.7%	99.9%	21.6%
Fuel gallons	496,492
Three months ended 4/30/2016
Revenue	$873,081	$477,487	$218,349	$14,037	$1,582,954
Gross profit	$85,828	$153,299	$135,073	$14,020	$388,220
Margin	9.8%	32.1%	61.9%	99.9%	24.5%
Fuel gallons	482,160

Revenue and Gross Profit by Category (Amounts in thousands)
Year ended 4/30/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$4,414,128	$2,087,349	$953,430	$51,680	$7,506,587
Gross profit	$378,347	$657,190	$594,024	$51,600	$1,681,161
Margin	8.6%	31.5%	62.3%	99.8%	22.4%
Fuel gallons	2,061,794
Year ended 4/30/2016
Revenue	$4,214,802	$1,974,073	$880,713	$52,498	$7,122,086
Gross profit	$381,659	$629,234	$550,292	$52,436	$1,613,621
Margin	9.1%	31.9%	62.5%	99.9%	22.7%
Fuel gallons	1,951,814

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2017	3.1%	3.7%	2.6%	(0.5)%	2.1%	F2017	19.5	¢	18.6	¢	17.9	¢	17.2	¢	18.4	¢
F2016	3.4	3.3	1.6	4.6	3.0	F2016	17.5		24.7		18.1		17.8		19.6
F2015	3.0	2.3	2.2	3.5	2.6	F2015	18.9		19.5		22.0		16.9		19.3

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	4.7%	3.1%	3.0%	1.5%	2.9%	F2017	31.6%	32.0%	31.1%	31.1%	31.5%
F2016	7.0	7.5	7.1	7.4	7.1	F2016	32.6	31.5	31.2	32.1	31.9
F2015	7.7	6.6	7.7	9.7	7.8	F2015	32.5	32.3	31.2	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	5.1%	5.1%	5.8%	3.2%	4.8%	F2017	62.8%	62.9%	61.7%	61.7%	62.3%
F2016	10.3	9.4	6.0	8.2	8.4	F2016	62.5	63.4	62.0	61.9	62.5
F2015	11.1	11.1	14.1	13.5	12.4	F2015	59.9	59.3	58.7	60.9	59.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 6, 2017. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the Press and Documents section of our Web site and will be available in an archived format.